Exhibit 10.22

[AVEO PHARMACEUTICALS LETTERHEAD]

February 3, 2014

Michael Bailey

c/o AVEO Pharmaceuticals, Inc.

650 East Kendall Street

Cambridge, MA 02142

Re: Retention Bonus Award and Severance Agreement

Dear Michael:

To incentivize you to remain with of AVEO Pharmaceuticals, Inc. (the “Company”) and dedicate yourself to its success and to encourage your continued efforts to maximize the Company’s value, the Company would like to (i) offer to you a retention bonus subject to the conditions set forth below in this letter agreement (the “Letter Agreement”) and (ii) amend your Severance and Change in Control Agreement dated as of September 13, 2010 (the “Severance Agreement”). Terms used herein and not otherwise defined shall have such meaning as set forth in the Severance Agreement.

1. Retention Bonus Payments.

Subject to the conditions set forth below:

(a) if you remain an employee of the Company in good standing through June 1, 2014, you shall be entitled to receive a lump-sum cash payment during the following regular pay period equal to $72,322(such cash payment, the “2014 Mid-Year Retention Bonus”).

(b) if you remain an employee of the Company in good standing through October 1, 2014, you shall be entitled to receive an additional lump-sum cash payment during the following regular pay period equal to $72,322(such cash payment, the “2014 Year-End Retention Bonus”).

(c) if you remain an employee of the Company in good standing through June 1, 2015, you shall be entitled to receive an additional lump-sum cash payment during the following regular pay period equal to 20% of your base salary in effect on June 30, 2015 (such cash payment, the “2015 Retention Bonus”).

2. Termination Without Cause or for Good Reason.

Other than as set forth in Sections 2 and 3 of the Severance Agreement, if, at any time, your employment with the Company is terminated by the Company without Cause or due to your Disability, or by you for Good Reason, then the Company shall:

(a) in the event such termination occurs between the Effective Date and the date the 2014 Mid-Year Retention Bonus is paid to you, within thirty (30) days following the execution and non revocation of the Release, pay, to the extent not previously paid, the 2014 Mid-Year Retention Bonus, multiplied by a fraction, the numerator of which shall equal the number of days you were employed by the Company, from and including January 29, 2014, through the date the termination occurs, and the denominator of which shall equal 124;

(b) in the event such termination occurs between the Effective Date and the date the 2014 Year-End Retention Bonus is paid to you, within thirty (30) days following the execution and non revocation of the Release, pay, to the extent not previously paid, the 2014 Year-End Retention Bonus, multiplied by a fraction, the numerator of which shall equal the number of days you were employed by the Company, from and including June 26, 2013 through the date the termination occurs, and the denominator of which shall equal 463; and

(c) in the event such termination occurs between the Effective Date and the date the 2015 Retention Bonus is paid to you, within thirty (30) days following the execution and non revocation of the Release, pay, to the extent not previously paid, the 2015 Retention Bonus, multiplied by a fraction, the numerator of which shall equal the number of days you were employed by the Company, from and including January 29, 2014 through the date the termination occurs, and the denominator of which shall equal 489.

3. Termination upon a Change in Control.

Notwithstanding Section 3 of the Severance Agreement, in the event your employment with the Company following a Change in Control constitutes a Qualifying Termination (as such term is defined in the Change in Control Plan), within thirty (30) days following the execution and non revocation of the Release, you shall be entitled to any applicable payments described in Section 2 of this Agreement with respect to the 2014 Mid-Year Retention Bonus, 2014 Year-End Retention Bonus and 2015 Retention Bonus to the extent provided for therein. For the avoidance of doubt, the retention bonuses described in this Agreement shall not count towards, or otherwise constitute any portion of, your target bonus for purposes of any payment calculation made pursuant to this Agreement or the Change in Control Plan.

4. Other Employment Termination. If your employment terminates for any reason other than as described in Sections 2 and 3 of this Letter Agreement and Severance Agreement, you shall only receive any compensation owed to you as of the termination date and any other post-termination benefits which you are eligible to receive under any plan or program of the Company, including, for the avoidance of doubt, any retention bonus that has become payable under Section 1 of this Letter Agreement.

5. Treatment of Payments.

The payments set forth in Sections 1, 2 and 3 above shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company determines are reasonably required pursuant to any applicable law or regulation. Neither the Employee nor the Company shall have the right to accelerate or to defer the delivery of the payments to be made under Sections 1, 2 and 3 of this Agreement except to the extent permitted or required under Section 409A of the Internal Revenue Code. The rules set forth in Section 5.2 of the Severance Agreement shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Employee under this Agreement.

6. Incorporation by Reference; Miscellaneous.

Sections 6, 7.1, 7.2, 8, 9.1, 9.2, 9.3, 9.4, 9.5, 9.6, and 9.9 of the Severance Agreement are hereby incorporated by reference as though set forth in full herein.

The Severance Agreement is affirmed, ratified and continued as amended by this Letter Agreement. Notwithstanding the foregoing or anything else herein to the contrary, the terms and conditions of that certain employment offer letter dated August 25, 2010 by and between the Company and the Employee shall continue in full force and effect and is hereby ratified and confirmed.

To indicate your acceptance of and agreement to this Letter Agreement, please sign below and return to our office (attn.: Human Resources).

Sincerely,

AVEO Pharmaceuticals, Inc.

By:	/s/ Tuan Ha-Ngoc
Title:	President and CEO

/s/ Michael Bailey
Employee